EXHIBIT 3

FACTORS PL CAPITAL WILL WEIGH IN DECIDING WHETHER TO PURSUE LITIGATION AT ORRSTOWN:

•	Will the recently enacted geographic by-law restriction (i.e. must live within 50 miles of Shippensburg to serve on the board) be removed?
•	Will the recently enacted by-law restricting service on other bank boards be removed?

FACTORS PL CAPITAL WILL WEIGH IN DECIDING WHETHER TO ENGAGE IN A PROXY CONTEST AT ORRSTOWN AT THE UPCOMING ANNUAL MEETING IN EARLY 2013:

•	Will the recently enacted geographic by-law restriction (i.e. must live within 50 miles of Shippensburg to serve on the board) be removed?
•	Will the recently enacted by-law restricting service on other bank boards be removed?
•	Does Orrstown have realistic and achievable plans to address the challenges facing Orrstown in 2013 (the recently announced press releases on troubled asset reductions, without additional loan losses, and cost cutting are encouraging)?

FACTORS PL CAPITAL WILL WEIGH IN DECIDING WHETHER TO ENGAGE IN A PROXY CONTEST AT ORRSTOWN AT FUTURE ANNUAL MEETINGS:

•	Does the board and management team “think and act like shareholders/owners” particularly when it comes to issues related to corporate governance, capital management (e.g avoiding shareholder dilution), strategic planning and profitability?
•	Will Orrstown management engage PL Capital and other shareholders in order to share ideas and concerns?
•	Does Orrstown have a realistic and achievable plan to further reduce NPAs (which minimizes expenses and loan losses and maximizes recoveries), reduce expenses and improve profitability in a reasonable time frame (the recent press releases on troubled asset reductions, without additional loan losses, and efficiency ratio reduction goals are encouraging)?
•	Will Orrstown take a look at branch and product profitability, to see if there is room for improvement in efficiency and profitability?
•	How much progress has Orrstown made in addressing the items contained in its most recently issued regulatory orders, with a goal of getting those orders lifted in a reasonable time frame?
•	Do Orrstown’s management and board have a realistic intermediate and long term strategic plan which evaluates all strategic alternatives, including remaining independent and pursuing M&A opportunities? Is that plan prepared, and regularly updated, with the advice of independent financial advisors chosen by the independent members of the board? Is it realistic in a market that is ripe for consolidation?

Prepared by PL Capital LLC (12/26/12)